Exhibit 99.2


     Reference is made to that certain Agreement of Limited Partnership (the "Agreement") of HBK Cayman L.P., a Cayman exempt limited partnership (the "Partnership"). All capitalized terms which are not defined herein shall have the meanings set forth in the Agreement.

     The undersigned, being the sole General Partner in the Partnership, pursuant to the provisions of the Agreement, does hereby authorize Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard
L. Booth, Jr. and H. Michael Reese to act for and on behalf of the Partnership and to execute such documents, make such filings, seek such approvals and take such actions as may be necessary or advisable in order to carry out the purposes of the foregoing authorization and the intent therefor.

     IN WITNESS WHEREOF, the undersigned has executed this Authorization Certificate as of the 27th day of April, 1998.


                              General Partner

                              HBK FUND L.P.,
                              a Delaware limited partnership

                              By:  HBK Capital L.P.,
                                   a Delaware limited partnership, its
                                   sole general partner

                                   By:  HBK Partners I L.P.,
                                           a Delaware limited partnership,
                                           its sole general partner

                                        By:  HBK Management LLC,
                                             a Delaware limited liability
                                             company, its sole general
                                             partner


                                             By: /s/ Harlan B. Korenvaes
                                                 Harlan B. Korenvaes
                                                 President